Exhibit 3(i)

CERTIFICATE OF INCORPORATION

OF

1st CONSTITUTION BANCORP

(Conformed Copy)

The undersigned incorporator, to form a corporation pursuant to the provisions of the New Jersey Business Corporation Act, hereby certifies:

FIRST: The name of the corporation is 1st CONSTITUTION BANCORP.

SECOND: The purposes for which the corporation is organized are:

(a) To engage in the business of a bank holding company; and

(b) Without in any way being limited by the foregoing specifically enumerated purpose, to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, Title 14A.

THIRD:

A. The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 of which 5,000,000 shares shall be preferred stock without par value (hereinafter called “Preferred Stock”) and 15,000,000 shares shall be common stock without par value (hereinafter called “Common Stock”).

B. The Board Directors shall have authority at any time or from time to time (i) to divide any or all of the Preferred Stock into classes and to divide such classes into series; (ii) to determine for any such class or series its designation, number of shares, relative rights, preferences and limitations; (iii) to increase the number of shares of any such class or series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such class or series them outstanding; (iv) to change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established class or series no shares of which have been issued; (v) to determine relative rights and preferences which are subordinate to, or equal with, the shares of any other class or series, whether or nor such shares of such other class or series are issued and outstanding when such determination is made; and (vi) to cause to be executed and filed without further approval of the shareholders such amendment or amendments to the Certificate of Incorporation as may be required in order to accomplish any of the foregoing. In particular, but without limiting the generality of the foregoing, the Board of Directors shall have authority to determine with respect to any such class or series of Preferred Stock:

(1) The dividend rate or rates on shares of such class or series and any restrictions, limitations or conditions upon the payment of such dividends, and whether dividends shall be cumulative and, if so, the date or dates from which dividends shall cumulate, and the dates on which dividends, if declared, shall be payable;

(2) Whether the shares of such class or series shall be redeemable and, if so, the time or times and the price or prices at which and the other terms and conditions on which the shares may be redeemed.

(3) The rights of the holders of shares of such class or series in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of its assets;

(4) Whether the shares of such class or series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof;

(5) Whether the shares of such class or series shall be convertible into shares of any other class or classes or of any series of the same or any other class or classes, and if so convertible, the price or prices or the rate or rates of conversion and the method, if any, of adjusting the same, and the other terms and conditions, if any, on which shares shall be so convertible; and

(6) The extent of voting powers, if any, of the shares of such class or series.

C. Each share Common Stock shall be equal to every other share of Common Stock, and, subject to the prior rights of the Preferred Stock, shall be entitled to share equally upon all distributions of earnings and assets of the Corporation. After all accrued dividends on all Preferred Stock having cumulative dividend rights have been declared and paid, or funds set apart for the payment thereof, the holders of Common Stock shall be entitled to receive dividends at such rates and at such times as may be determined by the Board of Directors. Upon the dissolution, liquidation or winding up of the Corporation, or upon any distribution of its capital assets, subject to the prior rights of the Preferred Stock, all the remaining assets of the corporation shall be distributed ratably among the holders of Common Stock.

FOURTH: The corporation shall indemnify to the full extent from time to time permitted by law any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, legislative, investigative or of any other kind, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation or any subsidiary of the corporation or serves or served any other enterprise at the request of the corporation (including service as a fiduciary with respect to any employee benefit plan) against expenses, judgments, fines, penalties and amounts paid in settlement (including amounts paid pursuant to judgments or settlements in derivative actions), actually and reasonably incurred by such person in connection with such action, suit or proceeding, or any appeal therein. The rights provided by this Article FOURTH to any person shall inure to the benefit of such person’s legal representative. Neither the amendment or repeal of this Article FOURTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article FOURTH, shall deprive any person of rights hereunder arising out of any matter which occurred prior to such amendment, repeal or adoption.

FIFTH: The address of the corporation’s registered office is 2650 Route 130 North, Cranbury, New Jersey 08512, and the name of the corporation’s registered agent at such address is Robert F. Mangano.

SIXTH:

A. The Board of Directors of the Corporation shall consist of such number of directors as is determined pursuant to the by-laws of the Corporation fixed from time to time by a vote of the majority of the directors then in office (such number is hereafter, “the authorized number”).

B. The Board of Directors shall consist of three classes: Class I, Class II and Class III. The number of directors in each class (each of which classes shall have not less than one director) shall consist as nearly as may be possible, of one-third of the authorized number of directors.

C. At the annual meeting of stockholders approving the adoption of the provisions of this Article SIXTH, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. Notwithstanding the foregoing, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class pursuant to Paragraph (B) of this Article SIXTH immediately prior to such change, the following rules shall apply:

(i) Each director shall nevertheless continue as a director of the class of which he is a member until the earlier of the expiration of his current term or his earlier death, resignation or removal;

(ii) At each subsequent election of directors, if the number of directors in the class whose term of office then expires is less than the number then allowed to that class, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does nor exceed the then authorized number of directors of the Corporation;

(iii) At each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class, the Board of Directors shall designate one or more of the directorships then being elected as directorships of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes;

(iv) In the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeds the number then allocated to that class, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less that the number then allocated to such other class;

(v) In the event of any increase un the authorized number of directors, the new directorships resulting from such increase shall be apportioned by the board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the provisions of Paragraph (B) of this Article SIXTH, as such provisions apply to the number of directors authorized immediately following such increase; and

(vi) Designations of directorship or vacancies into other classes and appointments of newly created directorships to classes by the Board of Directors under clauses (iii), (iv) and (v) of this Paragraph (C) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to such class.

D. Notwithstanding the provisions of this Article SIXTH, each director shall serve until his successor is elected and qualified or until his death, resignation or removal. No director may be removed at any time prior to his death or resignation or the expiration of his term of office without the affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of the Common Stock of the Corporation entitled to vote and voting separately as a class.

E. Elections of directors need not be by ballot unless the by-laws of the Corporation so provide.

F. The Board of Directors, by resolution adopted by a majority of the entire Board, may appoint from among its members an executive committee which shall have and may exercise all the authority of the Board except as otherwise expressly provided by law, and one or more other committees which shall have such authority as may be delegated by the Board.

SEVENTH: The name and address of the incorporator is Frank E. Lawatsch, Jr., Esq., Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., One Riverfront Plaza, Newark, New Jersey 07102.

EIGHTH: To the full extent from time to time permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the protection afforded by this Article EIGHTH to a director or officer of the corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article EIGHTH would be accrued or arisen, prior to such amendment, repeal or adoption.

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